Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Excellent Financial Performance

Strong Global Demand for Trucks, Parts and Financial Services Drive Results

April 25, 2023, Bellevue, Washington – “PACCAR reported record revenues and excellent net income in the first quarter of 2023,” said Preston Feight, chief executive officer. “PACCAR’s results reflect ongoing strong demand for premium quality DAF, Peterbilt and Kenworth trucks, aftermarket parts and financial services worldwide. I am very proud of our employees and dealers who have delivered outstanding trucks and transportation solutions to our customers.”

PACCAR achieved record quarterly revenues of $8.47 billion in the first quarter of 2023, compared to the $6.47 billion reported in the same period in 2022. The company reported net income of $733.9 million ($1.40 per diluted share) in the first quarter of 2023, including a $446.4 million after-tax, non-recurring charge related to civil litigation in Europe. The civil litigation followed a 2016 settlement with the European Commission regarding an investigation of all European truck manufacturers. Excluding the non-recurring charge, the company earned adjusted net income (non-GAAP)1 of $1.18 billion ($2.25 per diluted share) in the first quarter of 2023. PACCAR achieved net income of $600.5 million ($1.15 per diluted share) in the first quarter last year.

Feight added, “PACCAR’s long-term investments in new truck models, advanced manufacturing and a dynamic aftermarket parts business are contributing to PACCAR’s higher operating margins. DAF, Peterbilt and Kenworth vehicles deliver premium quality and industry-leading fuel efficiency, which benefits customers’ operations. PACCAR is also investing in next generation battery electric and hydrogen powertrains, development of the PACCAR Autonomous Vehicle Platform, and enhanced PACCAR Connect telematics.”

Highlights – First Quarter 2023

Highlights of PACCAR’s financial results during the first quarter of 2023 include:

•	Record consolidated revenues of $8.47 billion.
•	Net income of $733.9 million.
•	Adjusted net income (non-GAAP)[1] of $1.18 billion, excluding the $446.4 million non-recurring charge related to civil litigation in Europe.
•	Record PACCAR Parts revenue of $1.62 billion.
•	Record PACCAR Parts pretax income of $438.6 million.
•	PACCAR Financial Services pretax income of $148.8 million.
•	Cash provided by operations of $684.8 million.
•	Capital investment of $132.9 million and R&D expense of $97.2 million.
•	Record stockholders’ equity of $13.88 billion.
•	Manufacturing cash and marketable securities of $5.92 billion.

[1]	See attached supplementary information on non-GAAP financial measures.

Peterbilt 579, Kenworth T680 and DAF XG+ Trucks

Strong Global Truck Markets

“Good freight markets and strong customer demand are driving the resilient truck market in North America,” said Darrin Siver, PACCAR executive vice president. “Kenworth and Peterbilt vehicles provide customers with industry-leading fuel efficiency, which enhances their operating performance and benefits the environment.” U.S. and Canada Class 8 truck industry retail sales are estimated to be in a range of 280,000-320,000 trucks in 2023.

Harald Seidel, DAF president, said, “Robust truck demand in Europe for the innovative, aerodynamic DAF XD, XF, XG and XG+ trucks is due to their best-in-class fuel efficiency and safety features, and superior driver comfort.” European truck industry registrations in the above 16-tonne market in 2023 are estimated to be in the range of 280,000-320,000 trucks.

Lance Walters, DAF Brasil president, commented, “DAF Brasil is celebrating its tenth year of operations this year. The durability and reliability of DAF’s premium above 16-tonne trucks, and strong customer demand, are driving DAF Brasil to record market share.” The South American above 16-tonne truck market is projected to be in the range of 115,000-125,000 trucks in 2023. DAF Brasil achieved a record 8.6% market share in the Brasil above 16-tonne market in the first quarter of 2023, compared to 6.9% in 2022.

PACCAR Parts Achieves Record Revenues and Profits

PACCAR Parts achieved record quarterly pre-tax income of $438.6 million, 29% higher than the $340.2 million earned in the first quarter of 2022. First quarter 2023 revenues were a record $1.62 billion compared to $1.39 billion reported in the first quarter of 2022. Laura Bloch, PACCAR vice president and PACCAR Parts general manager, said, “PACCAR Parts is accelerating its high margin business by providing strategic, technology-driven aftermarket solutions that deliver greater uptime and profitability for its customers. PACCAR Parts’ excellent performance reflects investments in its TRP all-makes parts and TRP stores, technologies such as e-commerce and managed dealer inventory, and a growing number of PACCAR trucks with PACCAR powertrains in operation.”

PACCAR Parts’ 18 global parts distribution centers support more than 2,000 DAF, Kenworth and Peterbilt dealer sales, parts and service locations, and more than 250 TRP stores. These independent, well-capitalized dealers provide an unparalleled level of service to customers, complementing the premium quality of DAF, Kenworth and Peterbilt vehicles.

PACCAR Parts Distribution Center in Louisville, Kentucky

PACCAR Financial Services Achieves Excellent Quarterly Profits

PACCAR Financial Services (PFS) achieved strong pretax income of $148.8 million in the first quarter of 2023, compared to $147.0 million earned in the first quarter of 2022. First quarter 2023 revenues were $423.2 million compared to $366.2 million in the same quarter of 2022. “PFS achieved excellent results due to the high quality of its growing portfolio, and very good used truck performance. PFS is leveraging investments in its 13 worldwide used truck centers to sell an increased number of used trucks at higher retail prices,” said Todd Hubbard, PACCAR vice president. Kenworth and Peterbilt truck resale values command a 10-20% premium over competitors’ trucks.

PFS has a portfolio of 220,000 trucks and trailers, with total assets of $17.91 billion. PacLease, a major full-service truck leasing company in North America and Europe with a fleet of over 41,000 vehicles, is included in this segment. “PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 26 countries on four continents,” said Craig Gryniewicz, PACCAR Financial Corp. president. “PACCAR Financial Services has excellent access to the debt markets, issuing $800 million in medium-term notes during the first quarter of 2023.”

Capital and R&D Investments in Products, Technologies and Facilities

PACCAR’s consistent long-term profits, strong balance sheet, and focus on quality, technology and innovation have enabled the company to invest $7.4 billion in world-class facilities, next generation products and state of the art technologies during the past decade. PACCAR invested $132.9 million in capital projects and $97.2 million in research and development expenses in the first quarter of 2023. Harrie Schippers, president and chief financial officer, said, “Capital expenditures are projected to be in the range of $600-$650 million and research and development expenses are estimated to be in the range $380-$420 million in 2023. PACCAR is increasing its investment in next generation clean diesel and electric powertrain technologies, autonomous driving systems, connected vehicle services, advanced manufacturing and distribution capabilities.”

DAF is expanding its production facilities in Eindhoven with a new electric truck assembly factory to meet increasing customer demand. DAF XD and XF Electric trucks provide a range of over 300 miles, enabling customers to use zero emissions transport solutions in several applications, including regional haul, local distribution and refuse.

DAF Electric Truck Factory, Eindhoven, Netherlands

PACCAR Announces Investment in Platform Science

PACCAR announced last month that it made a minority equity investment in its connected truck partner, Platform Science. The strategic investment complements the two companies’ partnership, which will integrate Platform Science’s Virtual Vehicle technology with the PACCAR Connect telematics system.

John Rich, PACCAR chief technology officer, said, “PACCAR is pleased to deepen our strategic relationship by investing in Platform Science. PACCAR Connect will provide the industry with a user-friendly, customizable and productive connected truck solution, enhancing operations for customers and increasing recurring digital services revenue for PACCAR. We look forward to launching the system on Kenworth and Peterbilt trucks in 2024.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss first quarter earnings on April 25, 2023, at 8:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q1 Earnings Webcast” at PACCAR’s homepage. The webcast will be available on a recorded basis through May 2, 2023. PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended
	March 31
	2023		2022
Truck, Parts and Other:
Net sales and revenues	$8,050.1		$6,106.4
Cost of sales and revenues	6,493.1		5,285.5
Research and development	97.2		78.0
Selling, general and administrative	159.8		148.0
Interest and other expenses (income), net	578.8	(1)	(32.0)

Truck, Parts and Other Income Before Income Taxes	721.2		626.9

Financial Services:
Revenues	423.2		366.2
Interest and other	236.1		183.3
Selling, general and administrative	35.2		35.7
Provision for losses on receivables	3.1		.2

Financial Services Income Before Income Taxes	148.8		147.0
Investment income (loss)	49.0		(2.5)

Total Income Before Income Taxes	919.0		771.4
Income taxes	185.1		170.9

Net Income	$733.9		$600.5

Net Income Per Share:
Basic	$1.40		$1.15
Diluted	$1.40		$1.15

Weighted Average Shares Outstanding:
Basic	523.5		522.4
Diluted	524.4		523.3

Dividends declared per share	$.25		$.23

(1) Includes a $600.0 million non-recurring charge related to civil litigation in Europe (EC-related claims).

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	March 31	December 31
	2023	2022
ASSETS
Truck, Parts and Other:
Cash and marketable securities	$5,922.2	$6,158.9
Trade and other receivables, net	2,347.0	1,919.8
Inventories, net	2,609.2	2,198.8
Property, plant and equipment, net	3,511.6	3,468.4
Equipment on operating leases and other, net	2,526.6	2,350.0
Financial Services Assets	17,909.8	17,179.6

	$34,826.4	$33,275.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$7,514.2	$7,185.6
Financial Services Liabilities	13,430.2	12,922.8
STOCKHOLDERS' EQUITY	13,882.0	13,167.1

	$34,826.4	$33,275.5

Common Shares Outstanding	522.6	522.0

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Three Months Ended March 31,	2023	2022
OPERATING ACTIVITIES:
Net income	$733.9	$600.5
Depreciation and amortization:
Property, plant and equipment	103.0	74.0
Equipment on operating leases and other	118.1	111.7
Net change in trade receivables, inventory and payables	(187.2)	(61.6)
Net increase in wholesale receivables on new trucks	(451.2)	(327.4)
All other operating activities, net	368.2	62.1

Net Cash Provided by Operating Activities	684.8	459.3

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(138.7)	(138.4)
Acquisitions of equipment for operating leases	(153.1)	(230.2)
Net increase in financial services receivables	(178.9)	(248.5)
Net increase in marketable debt securities	(10.9)	(3.8)
Proceeds from asset disposals and other	188.9	214.8

Net Cash Used in Investing Activities	(292.7)	(406.1)

FINANCING ACTIVITIES:
Payments of cash dividends	(1,105.3)	(639.4)
Purchases of treasury stock	(3.0)	(1.9)
Proceeds from stock compensation transactions	20.5	16.7
Net increase in debt and other	397.0	468.2

Net Cash Used in Financing Activities	(690.8)	(156.4)
Effect of exchange rate changes on cash	17.9	(10.2)

Net Decrease in Cash and Cash Equivalents	(280.8)	(113.4)
Cash and cash equivalents at beginning of period	4,690.9	3,428.3

Cash and cash equivalents at end of period	$4,410.1	$3,314.9

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended
	March 31
	2023		2022
Sales and Revenues:
Truck	$6,413.8		$4,697.1
Parts	1,623.0		1,388.9
Financial Services	423.2		366.2
Other	13.3		20.4

	$8,473.3		$6,472.6

Pretax Profit:
Truck	$894.3		$276.7
Parts	438.6		340.2
Financial Services	148.8		147.0
Investment Income and Other	(562.7)	(1)	7.5

	$919.0		$771.4

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended
	March 31
	2023	2022
United States and Canada	$5,040.1	$3,761.4
Europe	2,275.5	1,873.3
Other	1,157.7	837.9

	$8,473.3	$6,472.6

NEW TRUCK DELIVERIES

	Three Months Ended
	March 31
	2023	2022
United States and Canada	26,000	20,700
Europe	17,400	16,100
Other	7,700	6,200

	51,100	43,000

(1) Includes a $600.0 million non-recurring charge related to civil litigation in Europe (EC-related claims).

PACCAR Inc
SUPPLEMENTARY INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

This earnings release includes “adjusted net income (non-GAAP)” and “adjusted net income per diluted share (non-GAAP)”, which are financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”), since they exclude a charge for EC-related claims. These measures differ from the most directly comparable measures calculated in accordance with GAAP and may not be comparable to similarly titled non-GAAP financial measures used by other companies.

Adjustment for the EC-related claims relates to a pre-tax charge of $600.0 million ($446.4 million after-tax) for estimatable total costs recorded in Interest and other expenses (income), net in the first quarter 2023.

Management utilizes these non-GAAP measures to evaluate the Company’s performance and believes these measures allow investors and management to evaluate operating trends by excluding a significant non-recurring charge that is not representative of underlying operating trends.

Reconciliations from the most directly comparable GAAP measures to adjusted net income (non-GAAP) and adjusted net income per diluted share (non-GAAP) are as follows:

Three Months Ended
($ in millions, except per share amounts)	March 31, 2023
Net income	$733.9
EC-related claims, net of taxes	446.4
Adjusted net income (non-GAAP)	$1,180.3

Per diluted share:
Net income	$1.40
EC-related claims, net of taxes	.85
Adjusted net income (non-GAAP)	$2.25